From:

Q Saeed

SteriLumen, Inc.

8480 East Orchard Road, Suite 2400

Greenwood Village, Colorado 80111

To:

Mike Riccio

mike.g.riccio@gmail.com

Re: Offer of Employment Dear Mike:

On behalf of Applied UV, Inc. (the “Company”) (NASDAQ: AUVI), I am pleased to extend you an offer of employment as the company’s Chief Financial Officer (“CFO”) on the following terms (the "Employment Offer".)

1.  Position and Duties. The position of CFO is offered on a full-time basis and your primary work location will be remote in NJ with occasional work out of the Mount Vernon facility. You will be expected to devote your full time and best efforts to the performance of your responsibilities, as defined below, and you may not engage in any other business without the express written consent of the Company. Your job responsibilities as CFO are consistent with the normal job duties of a public company, NASDAQ listed Company in this position, including but not limited to:

•	Providing leadership, direction and management of the finance and accounting team
•	Providing strategic recommendations to the CEO, members of the executive management team, and the Board of Directors as needed
•	Managing the processes for financial forecasting and budgets, and overseeing the preparation of all financial reporting
•	Advising on long-term business and financial planning

•	Support and manage the ERP and related systems
•	Manage all SEC filings and IR-related activities on behalf of the company
•	Establishing and developing relations with senior management and external partners and stakeholders
•	Develop and manage financial and nonfinancial controls in compliance with best practices and public company requirements

2.  Compensation and Employee Benefits. Your annual base salary for the period commencing Monday, April 5, 2021 will be $200,000.00 less applicable payroll deductions and withholdings, payable on the Company’s regular payroll dates (“Starting Salary”).

You will also be awarded 70,000 “Stock Options” as defined in, and subject to, the 2020

Employee Stock Option Plan.

During your employment, you will also be eligible to participate in the standard benefits plans offered to similarly situated employees by the Company, including, but not limited to, profit sharing, life and disability insurance, health insurance, subject to plan terms and generally applicable Company policies. The Company will reimburse you for your business travel and telephone in accordance with the Company guidelines. In addition, you will be given a laptop computer that will be returned to the Company at the conclusion of your employment. You will also be entitled to the paid holidays and other paid leave as set forth in the Company’s policies. A full description of these benefits is available upon request. The Company may change compensation and benefits from time to time in its discretion.

3.  “At-Will” Employment Relationship. Your employment with the Company will be “at- will.” This means that your employment is for no specific period of time and the Company may terminate your employment at any time and for any reason whatsoever, with or without “cause” (defined below). The fact that your salary or other compensation is stated in terms of years or months does not alter the at-will nature of the employment, and does not mean and should not be interpreted to mean that you are guaranteed employment to the end of any period of time or for any period of time. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed expressly in a writing signed by you and the Company’s President or other authorized designee.

(a) The term “cause” means (i) a material breach of any agreement between you and the Company, including, without limitation, the company’s governance, ethics, expenses and general conduct policies and practices, and/or any non-competition agreement or confidentiality agreement (which will include any violation resulting from you working for a competing company without the prior authorization and consent from the Company as contemplated by this Employment Offer); (ii) intentional or negligent misconduct by you in the performance of your duties or obligations to the Company in any material respect during your employment with the Company; (iii) a breach of any fiduciary duty which you owe to the Company in your capacity, a manager of the Company, or under any agreement between you and the Company as an employee; (iv) the conviction, plea of guilty or no contest or acceptance of deferred adjudication or unadjudicated probation by you during your employment with the Company with respect to (A) a felony (other than a driving infraction) or (b) embezzlement, dishonesty, a crime involving moral turpitude, or intentional and actual fraud; (v) the habitual use or abuse of alcohol, drugs or other substances, in each case that interferes with your employment with the Company; (vi) material unexcused absences from work; (vii) your failure to perform the job functions, described above in paragraph 1, and failure to cure such deficiency within 7 business days after being provided written notice of such failure.

4.  Written Modifications Only. This letter forms the complete and exclusive statement of the terms of your employment with the Company. It supersedes any other agreements or promises made to the Company, whether oral or written, and nothing in this letter creates an implied or explicit contract for employment. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an authorized representative of the Company.

5.  Terms of Acceptance. If you wish to accept employment with the Company under the terms described above, please sign and date this letter and return it to me by February 24, 2021. If you accept our offer, we would like you to start on April 5, 2021.

We are looking forward to the opportunity of working closely with you in the near future. Sincerely,

/s/ Keymoumars Saeed	Date: February 19, 2021
Keyoumars Saeed, CEO

ACCEPTED AND AGREED:
(Signature)

/s/ Michael Riccio	Date: February 21, 2021
Michael Riccio

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